UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 18, 2014

Image Sensing Systems, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-26056	41-1519168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota  55104

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code  (651) 603-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

(a)           On February 18, 2014, Image Sensing Systems, Inc. (the “Company”) and Spruce Tree Centre L. L. P. (“Spruce Tree”) entered into Amendment XIII to Office Lease Agreement (the “Amendment”), which amended the original Office Lease Agreement dated as of November 24, 1998 by and between the Company and Spruce Tree (the “Original Lease”), as such Original Lease was subsequently amended (as so amended, the “Lease”). The Amendment extends the term of the Lease through July 31, 2020; provides for one five-year option to further extend the term of the Lease; and expands the space leased by the Company to approximately 26,775 square feet. The Amendment will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 18, 2014, upon the recommendation of the Company’s Compensation Committee, the Company’s Board of Directors approved an incentive plan for the year ending December 31, 2014 for Kris B. Tufto, the Company’s President and Chief Executive Officer, and Dale E. Parker, its Chief Financial Officer and Chief Operating Officer.

Under the incentive plan, each of Mr. Tufto and Mr. Parker will receive bonus payments equal to 50% of his base salary if the Company’s actual revenue exceeds the target revenue (the “Target Revenue”) for the year ending December 31, 2014. If the Company’s actual revenue for 2014 is equal to or greater than 90% but less than 100% of the Target Revenue, the bonus payments would be determined on a pro rata basis. Under this part of the 2014 incentive program, Mr. Tufto could receive a bonus ranging from $135,000 to $150,000, and Mr. Parker could receive a bonus ranging from $103,500 to $115,000.

Each of Mr. Tufto and Mr. Parker will receive an additional bonus payment equal to 50% of his base salary based on the achievement of other specified performance targets but only if the Company’s 2014 actual revenue is equal to or greater than 90% of the Target Revenue. Under this part of the 2014 incentive bonus plan, Mr. Tufto could receive a bonus payment ranging from $49,500 to $150,000, and Mr. Parker could receive a bonus payment ranging from $37,950 to $115,000.

If the Company’s actual revenue for 2014 is less than 90% of the Target Revenue, Mr. Tufto and Mr. Parker would not be eligible for any bonus payments as described in the foregoing paragraphs. Any bonus payments would be paid 50% in cash and 50% in shares of the Company’s common stock.

On February 18, 2014, upon the recommendation of the Company’s Compensation Committee, the Company’s Board of Directors also approved the grant of options to Mr. Tufto and Mr. Parker under the Image Sensing Systems, Inc. 2005 Stock Incentive Plan. Mr. Tufto received options to purchase a total of 50,000 shares of common stock and Mr. Parker received options to purchase a total of 40,000 shares. Of these options, options to purchase 25,000 shares (in the case of Mr. Tufto) and 20,000 shares (in the case of Mr. Parker) will vest if the Company achieves the Target Revenue; however, if the Company achieves at least 90% but less than 100% of the Target Revenue, the number of shares subject to the options that will vest will be determined on a pro rata basis. If the Company does not achieve at least 90% of the Target Revenue, none of these options will vest. The remaining options to purchase 25,000 shares (in the case of Mr. Tufto) and 20,000 shares (in the case of Mr. Parker) will vest as to 25% of the shares subject to the options on the first, second, third and fourth anniversary dates of the date of grant so long as the officer is then an employee of the Company and have a contractual term of 10 years. The per share exercise price of all of these options is $5.53, which is equal to the closing price of the Company’s common stock on February 18, 2014 as reported on The NASDAQ Capital Market.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Image Sensing Systems, Inc.

Date: February 18, 2014
	By	/s/ Dale E. Parker
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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